As filed with the Securities and Exchange Commission on April 28, 2006
Registration no. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	86-0933274
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
4909 E. McDowell Road, Suite 104
Phoenix, Arizona 85008-4393
(480) 994-0772
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Craig Johnson	Copies of Correspondence to:
Executive Vice President and	Christopher D. Johnson, Esq.
Chief Financial Officer	Scott I. Gruber, Esq.
4909 E. McDowell Road, Suite 104	Squire, Sanders & Dempsey L.L.P.
Phoenix, Arizona 85008-4393	Two Renaissance Square
(480) 994-0772	40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004
(602) 528-4000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment of a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum	Amount of
Title of Each Class	Amount to be	Maximum Offering	Aggregate	Registration
of Securities to be Registered	Registered (1)	Price Per Unit (2)	Offering Price	Fee
Common Stock, par value $0.001 per share	1,294,800 shares	$7.30	$9,452,040	$1,011

(1)	Consists of: (i) 1,079,000 shares of common stock sold in the private placement completed on April 7, 2006; (ii) 107,900 shares reserved for issuance upon the exercise of warrants issued to the purchasers in the private placement completed on April 7, 2006; and (iii) 107,900 shares reserved for issuance upon the exercise of warrants issued to the placement agents in the private placement completed on April 7, 2006. Pursuant to Rule 416 under the Securities Act, this registration statement also includes such indeterminate number of shares of common stock as may be issued from time to time by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low sales prices for shares of common stock of Global Entertainment Corporation, on April 27, 2006, as reported on the American Stock Exchange.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Prospectus                                            Subject to Completion, dated April 28, 2006
GLOBAL ENTERTAINMENT CORPORATION
1,294,800 SHARES OF COMMON STOCK
     The stockholders of Global Entertainment Corporation listed in this prospectus are offering for sale up to 1,294,800 shares of common stock. 1,079,000 may be sold immediately after this registration statement is effective. The remaining shares may be issued and sold upon the exercise of warrants for 215,800 shares of common stock.
     We expect that sales made pursuant to this prospectus will be made:
•	in broker’s transactions;

•	in block trades on the American Stock Exchange (AMEX);

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.
     Except for the proceeds received in connection with the exercise of the warrants, we will not receive any of the proceeds of sales by the selling stockholders. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.
     The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell their shares of common stock.
     Our common stock is traded on AMEX under the symbol “GEE.” On April 27, 2006, the last sale price of our common stock as reported on AMEX was $7.30 per share.
Consider carefully the risk factors beginning on page 3 of this prospectus before investing.
     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 28, 2006.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, current and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the SEC:
Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549
     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains an Internet web site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is www.sec.gov.
     We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference our:
•	Annual Report on Form 10-KSB for the fiscal year ended May 31, 2005;

•	Quarterly Reports on Form 10-QSB for the quarters ended August 31, 2005, November 30, 2005, and February 28, 2006;

•	Information Statement Relating to Annual Election of Directors dated September 27, 2005; and

•	Current Reports on Form 8-K filed with the SEC on March 13, 2006, April 10, 2006, April 13, 2006 and April 18, 2006.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Corporate Secretary
Global Entertainment Corporation
4909 E. McDowell Road, Suite 104
Phoenix, Arizona 85008-4393
(480) 994-0772
     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

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     Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.
Important Notice About the Information Presented In This Prospectus
     You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. The selling stockholders are not offering to sell, or seeking offers to buy, the shares in any state where offers or sales are not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents we incorporate by reference contain certain forward-looking statements that involve a number of risks and uncertainties.
     Certain information contained or incorporated by reference in this prospectus and the documents we incorporate by reference contain statements that are forward-looking in nature. All statements included or incorporated by reference in this Report, or made by the management of Global Entertainment Corporation and its subsidiaries (“Global”), other than statements of historical fact, are hereby identified as “forward-looking statements” (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Examples of forward-looking statements include statements regarding our future financial results, operating results, business strategies, projected costs, products under development, competitive positions and plans and objectives of Global and our management for future operations. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including the “Risk Factors” discussed herein and those discussed in the section entitled “Item 6: Management’s Discussion and Analysis” in our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2005. These and many other factors could affect our future operating results and financial condition, and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by us or on our behalf. Unless noted otherwise, all references to a year apply to our fiscal year, which ends on May 31st. All references to “we,” “our,” “us,” the “Company” or “Global” refer to Global Entertainment Corporation and its subsidiaries.
     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.”
     We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents we incorporate by reference might not occur.
     For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Act.
     You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

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PROSPECTUS SUMMARY
     This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 3 and the following summary together with the more detailed information regarding our company, the shares, our financial statements and the notes to those statements and the other documents incorporated by reference to this prospectus, and the exhibits to the registration statement of which this prospectus is a part.
     References in this prospectus to “Global,” the “Company,” “we,” “us,” and “our,” refer to Global Entertainment Corporation and its subsidiaries, unless otherwise specified.
GLOBAL ENTERTAINMENT CORPORATION
Overview
     Global Entertainment Corporation, a Nevada corporation, is an integrated event and entertainment company focused on mid-size communities that is engaged, through its six wholly owned subsidiaries, in sports management, arena and related real estate development, facility and venue management and marketing, venue ticketing and brand licensing. WPHL, Inc., through a joint operating agreement with the Central Hockey League (CHL), is the operator and franchisor of professional minor league hockey teams in eight states. International Coliseums Company serves as project manager for arena development while Encore Facility Management coordinates all arena facility operations. Global Entertainment Marketing Systems (GEMS) pursues licensing and marketing opportunities related to the Company’s sports management and arena developments and operations. Global Entertainment Ticketing (GetTix.Net) is an in-house ticketing company for sports and entertainment venues. Cragar Industries, Inc. is the licensor for its nationally recognized, branded products CRAGAR®, TRU-SPOKE®, CRAGAR S/S® and STREET PRO®.
April 2006 Private Offering
     On April 7, 2006, we completed a private placement of 1,079,000 shares of our common stock, together with warrants to purchase an aggregate of 107,900 shares of our common stock. We received gross proceeds of approximately $6.20 million from the offering and are using the net proceeds as working capital and for general corporate purposes. We are also registering for resale pursuant to this prospectus, 107,900 shares of common stock underlying warrants that we issued to Miller Capital Markets, LLC, who served as the lead placement agent, and Sanders Morris Harris and Taglich Bros., Inc., who acted as co-placement agents in the private offering. The warrants issued in the private offering had an exercise price of $7.10 per share and may be exercised at any time on or between October 7, 2006 and 5 p.m. Mountain Standard Time on October 7, 2011.
Principal Executive Offices
We are a Nevada corporation with our principal executive offices located at 4909 E. McDowell Road, Suite 104, Phoenix, Arizona 85008-4393. Our telephone number is (480) 994-0772. Our website address is www.globalentertainment2000.com. Information on our website does not constitute part of this prospectus.
The Offering

Common Stock Offered by the selling stockholders	1,294,800 shares(1)
Common Stock currently outstanding	6,457,492 shares (2)
Use of Proceeds	We will not receive any of the proceeds of sales of common stock by the selling stockholders. See “Use of Proceeds.”
Risk Factors	You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus, and in particular, you should evaluate the specific risks set forth under “Risk Factors,” beginning on page 3.
American Stock Exchange Symbol	GEE

(1)	215,800 shares will be issued upon the exercise of warrants to purchase common shares.

(2)	The number of shares outstanding does not include, as of April 7, 2006, (i) 3,500 shares of common stock reserved for issuance upon exercise of options outstanding under our stock option plan; and (ii) 275,760 shares of common stock reserved for issuance upon exercise of warrants.

RISK FACTORS
     Before you invest in the securities offered pursuant to this prospectus, you should be aware that there are various related investment risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, and the exhibits to this prospectus.
     If any of the following risks actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.
Risks Related to our Business and Industry.
The following risks and uncertainties could affect our future results of operations, financial condition and the market value of our common stock.
We have a limited operating history, which makes it difficult to determine future results.
     Our limited operating history makes it difficult to assess our future results of operations and to determine if we will ultimately succeed or remain profitable. There are many events and factors that could materially and adversely affect us, over some of which we have limited or no control, including:
•	the inability to obtain capital at times and in amounts necessary to support our operations and intended growth;

•	the inability to develop and expand our design, management and construction business;

•	the inability to attract and retain franchisees for the minor professional hockey league we operate and manage;

•	the inability of minor professional hockey league franchisees to attract and retain the interest of the public in the markets served by the franchisees;

•	competition from other hockey leagues;

•	competition from alternative forms of sports and entertainment outside the hockey industry; and

•	the inability to develop and grow a customer base for our ticketing services.
     There can be no assurance that we will remain viable or that we will continue our operations for any length of time.
We intend to expand our business and may not survive if this strategy is unsuccessful.
     We intend to expand the number of professional minor league hockey franchisees and increase the number of arenas we develop and manage. There can be no assurance that we will have available sources of funds or personnel necessary to achieve rapid or sustained growth or that we will succeed in identifying and securing desirable franchisees and markets for expansion of the CHL or new facilities and business opportunities available to expand our business. Even if we are able to expand our business and operations, we may not be able to manage this growth successfully. Any successful growth will require us to continue to implement and improve our financial, accounting, and management information systems and to hire, train, motivate, and manage additional employees. A failure to manage growth effectively would have a material adverse effect on our business, financial condition, and results of operations, and on our ability to execute our business strategy successfully.
Our business depends on the survival and financial success of the CHL and its franchisees.
     The minor league hockey industry in which we conduct business is unproven and subject to significant competition from other sports and entertainment alternatives as well as both the National Hockey League and its minor league hockey system, the American Hockey League, and other independent minor hockey leagues. Even franchisees of the National Hockey League, which is the largest professional hockey league with the greatest attendance, have struggled to remain financially viable, and the level of fan interest following the NHL’s prolonged player strike which cancelled all of last season is unknown. We may also suffer decreased interest as the NHL resumes a playing schedule, as interest in the NHL could detract form CHL franchises. A significant portion of our revenues result from payments made by franchisees. If the CHL is unable to attract new franchisees, or if existing franchisees are not able to make the continuing payments required by their franchise agreements, we may not be able to survive. There can be no assurance that any payments will be made by new or current franchisees.
     Further, the CHL players do not now belong to a single union and neither Global Entertainment, the CHL, nor any franchisee is a party to a collective bargaining agreement with the players. There can be no assurance that the players will not at some date form a union or require Global Entertainment, the CHL, or a franchisee to enter into a collective bargaining agreement.
     Pursuant to the joint operating agreement between CHL, Inc. and WPHL, Inc., CHL, Inc. has the option to purchase, upon expiration of the joint operating agreement on May 30, 2011, all of WPHL, Inc.’s interests and rights related to WPHL teams operating under the joint operating agreement, and any other hockey related assets of the WPHL, provided that the CHL, Inc. exercises this option within one hundred eighty (180) days prior to the expiration of this agreement and pays the purchase price by June 15, 2011. Although our strategy is to increase revenue from its arena development and marketing and licensing businesses, the exercise of this option by CHL, Inc. would eliminate a current primary source of revenue. Even though the sale of WPHL, Inc.’s interests in the league would provide a source of additional capital to us, there can be no assurance that we will be able to increase revenue from its other businesses to offset the loss of revenue associated with a sale pursuant to exercise of this option.
We depend on the addition and continued survival of a critical number of CHL franchisees in order to remain profitable.
     We depend on a critical mass of franchisees to capture the economies of scale inherent in the CHL’s operations and to facilitate intra-league play. There can be no assurance that CHL franchisees will not default under their franchise agreements or that we will be able to attract successful new franchisees. We anticipate that expansion of the CHL will be difficult because of the high capital costs of franchises, competitive pressures from sports leagues and entertainment providers both within and outside of the markets where we currently operate, and the lack of arenas for new franchisees.
The high cost of obtaining a CHL franchise makes it difficult for us to attract new franchisees, which negatively affects our revenues.
     We estimate the total costs to a franchisee of acquiring a franchise and commencing its operations in the CHL range from $1.3 million to $3.4 million. The high cost of obtaining a franchise makes it difficult for us to attract new franchisees. We generated approximately 22% of our revenues in the fiscal year ended May 31, 2005 from payments by new franchisees. An additional 12% of our revenues for the same fiscal year was attributable to payments by existing franchisees. As a result, the inability to attract new franchisees and retain existing franchisees will have a significant negative impact on our revenues and profitability.
We compete against other professional hockey leagues as well as a growing number of other entertainment alternatives and our financial results depend on continued fan support.
     The CHL is currently one of four (4) minor professional hockey leagues in operation in the United States. Head-to-head competition has not typically occurred between the existing leagues, as each league has historically operated in a different geographic region of the United States. However, with recent expansion efforts of these leagues, the boundaries are beginning to become less defined and leagues are encroaching upon each other’s markets, creating heightened competition.
     We not only compete against other minor professional hockey leagues but also against other professional sports and entertainment of all different types and mediums. For example, we compete with alternative entertainment venues located within our small to mid-size markets, such as bowling alleys, movie theatres, other sports events, and diverse amusement facilities. In addition, hockey is a relatively new and unfamiliar sport in many of the markets where the CHL operates. As a result, many of the CHL’s teams have had difficulty building and maintaining a dedicated fan base. There can be no assurance that such teams will be able to maintain or increase their fan bases or, if the CHL expands, that its new teams will be able to build such a fan base. Our success depends on the CHL’s ability to generate and sustain fan interest. Absent a substantial and dedicated fan base, Global Entertainment and the CHL may not be able to survive. We also experience significant competition in our arena management and ticketing businesses, primarily from much larger, better financed and more recognized companies.
     A significant portion of our cash flow is generated from June 15 through September 15 each year. The seasonality of the CHL’s revenues may make it difficult for us to meet current and future obligations that have payment dates or schedules that do not correspond to the seasonality of its cash flow.

Our experience in the arena development, construction, and management industry and the ticketing industry may limit our ability to succeed.
     We acquired International Coliseums Company in November 2000. Prior to that time, we were engaged exclusively in the minor league hockey industry and had no prior experience in the development, construction, and management of arenas. We also have no prior experience in the ticketing business. Because of our recently acquired experience in the development, construction, and management of arenas and in the ticketing industry and as a result of the short time since we acquired ICC and started up our ticketing business, it is difficult to determine whether we will be able to successfully manage these businesses and compete in these industries.
     There are several engineering and consulting firms in direct competition with our arena development business. We also have several competitors in the ticketing business. Most of these competitors have substantially more financial resources and/or financial flexibility compared to Global. Furthermore, the engineering and design industry is undergoing consolidation, particularly in the United States. These competitive forces could have a material adverse effect on our ability to successfully operate and generate profits from our arena development business.
If the markets in which we operate experience an economic downturn, revenues are likely to decline causing our financial condition to deteriorate.
     Our revenues are likely to be significantly and adversely affected if economic conditions in the small to mid-sized communities in which we operate deteriorate. In particular, our arena development clients are likely to cut costs and delay, curtail, or cancel projects in response to deterioration in economic conditions either locally or nationally. These clients also may demand better pricing terms during such periods. In addition, an economic downturn may impact the credit-worthiness of these clients and the ability to collect cash from them to meet the operating needs of our arena development business. Accordingly, if current economic conditions worsen, our revenues, profits, and operating cash are likely to be adversely impacted.
We depend on key individuals, the loss of which could negatively affect our ongoing operations.
     Our business depends on its ability to maintain certain key individuals and to attract and retain additional qualified and competent personnel. The loss of the services of Richard Kozuback, the President of Global Entertainment and Chairman of the WPHL, or other key officers and directors, could have a material adverse effect on Global Entertainment’s ability to conduct its business effectively.
     In addition, the ability to attract, retain, and expand the staff of qualified technical professionals employed by International Coliseums Company will be an important factor in determining our future success. A shortage of professionals qualified in certain technical areas exists from time to time in the engineering and design industry. The market for these professionals is competitive, and we may not be successful in our efforts to continue to attract and retain such professionals.
We are subject to federal and state regulations regarding franchising and the failure to maintain compliance with these laws could limit or prevent the CHL from operating.
     We are subject to regulation by the Federal Trade Commission, or FTC, and state laws that regulate the offer and sale of franchises, as well as state laws that regulate substantive aspects of the franchisor/franchisee relationship. The FTC’s rules on franchising require us to furnish prospective franchisees a franchise offering circular containing information prescribed by the FTC rules. At least fifteen (15) states presently regulate the offer and sale of franchises and generally require registration of the franchise offering with state authorities. Our failure to comply with these rules could result in substantial penalties and damages.
Our development and management of public venues may expose us to litigation.
     Our participation in the development, operation, and management of multipurpose sports and entertainment arenas attended by the public may expose us to additional exposure from litigation arising from the use of such facilities by the public. Although we maintain comprehensive general liability insurance to protect us against the risk of loss, there can be no assurance that we will not be a target in any potential litigation seeking substantial damages. We could be adversely impacted if we become involved in litigation.

We will require additional capital to support our growth plans.
     We will require additional capital to continue to grow and possibly to survive. The arena development industry, in particular, is capital intensive and requires that we obtain additional working capital and additional funds to support our operations. Unless we can generate sufficient levels of cash from our operations, which we may not be able to achieve for the foreseeable future, we will continue to rely on equity financing and long-term debt to meet our cash requirements. There is no assurance that we will be able to maintain financing on acceptable terms or at all. Furthermore, insufficient capital may require us to delay or scale back anticipated future activities. In addition, if additional capital is raised through equity-related financing, it could result in dilution to the ownership interests of existing stockholders.
Cragar’s business strategy may not succeed.
     From December 1992 through the first nine (9) months of 1999, Cragar designed, produced, and sold high-quality custom vehicle wheels and wheel accessories. Cragar sold its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order companies. After reassessing its business strategy, Cragar entered into three (3) licensing agreements whereby other companies now develop, design, engineer, manufacture, sell, and distribute Cragar’s automotive wheel-related products in exchange for royalties based on net sales of the licensed products. As a result, the revenue and operating results in our Cragar business depend substantially on the efforts and success of third-party licensees. Because the amount of royalties payable to us is determined by the net sales of those products by licensees, revenues are subject to the licensees’ ability to generate substantial net sales and deliver a high quality product on a timely basis to customers. In addition, because these licensees’ primary fiduciary obligations are to their own stockholders rather than our stockholders, they may make decisions or take steps that would result in lower royalty payments. If the licensees do not meet their obligations under their respective licensing agreements, our primary remedy is to terminate the license agreement. This remedy is only effective if we can identify and secure other capable licensees to market and produce the affected products.
The Cragar business may be unable to support manufacturing, marketing, sale, and distribution if any of its license agreements are terminated.
     If any of our Cragar business licensees terminate their license agreements or we terminate the license agreements for any reason, we may be forced to incur the cost of manufacturing, marketing, selling, and distributing the licensed products without the financial resources and distribution capabilities of our licensees. In the alternative, we would be forced to possibly secure one or more other licensees capable of manufacturing, marketing, selling, and distributing the licensed products on our behalf and paying any royalties based on the net sales of those products. There can be no assurance that we would be able to secure other licensees if one or more of the license agreements is terminated.
The extension of Cragar’s brand names to other products may not be successful.
     A key element of the Cragar business strategy is to attempt to extend the CRAGAR® brand names to new products developed by its licensees as well as to non-wheel related products within the automotive aftermarket industry. Cragar regarded this extension of its brand names to new products as a key element of a strategy that is designed to increase net sales of CRAGAR® brand products to generate increased royalty revenue. There can be no assurance that Cragar’s licensees or Cragar will ever be successful in developing and marketing any new products under the CRAGAR® brand names, or if any new products are developed, that the net sales of these products will have a positive impact on our financial results.
The Cragar business is subject to changing customer trends.
     The success of the wheel business depends, in part, on the ability of its licensees to correctly and consistently anticipate, gauge, and respond in a timely manner to changing consumer preferences. We cannot provide any assurance that our licensed products will enjoy acceptance among consumers or that any of the future CRAGAR® branded products developed and marketed by licensees will achieve or maintain market acceptance.

The Cragar business relies on intellectual property.
     We own the rights to certain trademarks, rely on trade secrets and proprietary information, technology, and know-how related to the Cragar business, and seek to protect this information through agreements with former employees and vendors. We cannot provide any assurances that our intellectual property will preclude our competitors from designing competitive products, that proprietary information or confidentiality agreements with licensees, former employees, and others will not be breached, that rights will not be infringed, that we would have adequate remedies for any breach or infringement, or that our trade secrets will not otherwise become known to or independently developed by our competitors.
Risks Related To The Securities Offered Pursuant to this Prospectus.
Our common stock is thinly traded and you may not be able to sell the securities at all or when you want to do so.
     Our common stock currently is quoted on The American Stock Exchange and currently is thinly traded. Over the year ended February 28, 2006, the weekly trading volume for our common stock was as low as 100 shares per week and as high as 34,400 shares per week. Since our stock began trading on AMEX on January 3, 2006, the weekly trading volume for our common stock was as low as 200 shares per week and as high as 20,600 shares per week. Our average daily trading volume was approximately 1,500 shares for the quarter ended February 28, 2006. Because of the limited public market for our common stock, you may be unable to sell our common stock when you want to do so if the trading market for our common stock continues to be limited.
Our current capital structure could delay, defer or prevent a change of control.
     We are authorized to issue up to 50,000,000 shares of common stock. As of April 7, 2006 there were 6,457,492 shares of common stock outstanding. Authorized but unissued common stock may be issued for such consideration as the board of directors determines to be adequate. The board of directors may issue up to 10,000,000 shares of preferred stock with such rights, preferences, privileges and restrictions as they determine, without shareholder vote. Although we do not currently intend to issue shares of our preferred stock, there can be no assurance that we will not do so in the future. Shareholders may or may not be given the opportunity to vote thereon, depending upon the nature and size of any such transactions, applicable law, the rules and policies of the national securities exchange on which the common stock or preferred stock, as the case may be, is then trading, if any, and the judgment of the board of directors. Shareholders have no preemptive rights to subscribe for newly issued shares of our capital stock.
     Having the outstanding rights, and a substantial number of authorized and unreserved shares of common stock, preferred stock and severance arrangements with key employees could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Management could use the additional shares to resist a takeover effort even if the terms of the takeover offer are favored by a majority of the independent shareholders. This could delay, defer or prevent a change in control.
If our securities become ineligible for trading on AMEX, they might be subject to Rule 15g-9 of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors.
     While our common stock is now included on AMEX, continued listing on AMEX will depend on our ability to meet certain eligibility requirements established from time to time by AMEX. Loss of listing eligibility could result from material operating losses, or if the market price of our common stock falls below $3.00 per share. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. The rule may adversely affect the ability of broker-dealers to sell our securities, and consequently may limit the public market for, and the trading price of, our common stock.
Cost of Compliance with Section 404 of the Sarbanes Oxley Act could adversely affect future operating results, the trading price of our common stock and failure to comply could result in loss of our listing on AMEX, civil penalties and other liabilities.
     Section 404 of the Sarbanes Oxley Act requires management to certify that it has tested and found the Company’s internal controls to be effective. It is also required that the Company’s independent auditors attest that such management representations are reasonably founded. The adequacy of internal controls generally takes into consideration that the anticipated benefits of a control should outweigh the cost of that control. Auditing Standards of the Public Company Accounting Oversight Board (“PCAOB”) related to the internal control requirements of Section 404 of the Sarbanes Oxley Act will significantly increase the cost and time needed to comply with the requirements of Section 404. Based upon the existing deadlines, we must fully comply with all requirements of Section 404, as they are interpreted by the PCAOB, no later than May 31, 2008. Estimates of complying with these requirements approximate $0.8 million in the first year and fifty percent of that amount in each ensuing year. Failure to comply could result in civil penalties, loss of our listing on AMEX, and the cost of possible litigation. Because of the complexities and limited time available, there can be no assurance of meeting the compliance deadline.
Our stock price is volatile and you might not be able to resell your securities at or above the price you have paid.
     If you purchase the securities, you might not be able to resell the shares of our common stock comprising or underlying the securities at or above the price you have paid. The market price of our common stock might fluctuate significantly in response to many factors, some of which are beyond our control, including the following:
•	actual or anticipated fluctuations in our annual and quarterly results of operations;

•	changes in securities analysts’ expectations;

•	variations in our operating results, which could cause us to fail to meet analysts’ or investors’ expectations;

•	announcements by our competitors or us of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	conditions and trends in the title insurance and real estate business;

•	general market, economic, industry and political conditions;

•	changes in market values of comparable companies;

•	additions or departures of key personnel;

•	stock market price and volume fluctuations attributable to inconsistent trading volume levels; and

•	future sales of equity or debt securities, including sales which dilute existing investors.
     In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of its listed companies. Moreover, only a limited number of our shares are traded each day, which could increase the volatility of the price of our stock. These market fluctuations might cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were involved in securities class action litigation, it could result in substantial costs and a diversion of our attention and resources and have a material adverse effect on our business.
USE OF PROCEEDS
     The selling stockholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales. However, we will receive up to $1,532,180 from the exercise of the outstanding warrants issued in connection with the April 2006 private offering, if exercised. We also received estimated aggregate gross proceeds of approximately $6.20 million from the sale of the shares of common stock pursuant to our April 2006 private offering. We have been using, and will continue to use, the estimated net proceeds of $5.35 million from the private offering, and the proceeds from the exercise of the warrant, if exercised, to fund our working capital necessary to support our growth plan.
SELLING STOCKHOLDERS
     The following table sets forth, as of April 7, 2006, (i) the name of each of the selling stockholders, (ii) the number of shares and percentage of common stock beneficially owned by each such selling stockholder that may be offered for the account of such selling stockholder under this prospectus, and (iii) the number of shares and percentage of common stock beneficially owned by each such selling stockholder upon completion of this offering. Such information was obtained from the selling stockholders but has not been independently verified by us. The term “selling stockholder” includes the persons listed below and their respective transferees, pledgees, donees, or other successors.

	Common Stock		Shares of	Common Stock
	Beneficially Owned Before		Common Stock	Beneficially Owned After
	the Offering(1)		Being Registered	Completion of Offering(1)
	Number of		for Resale in this	Number of
Name	Shares	Percentage	Offering(2)	Shares	Percentage
James R. and Sharon T. Evans, JTWROS	4,783	*	4,783	0	*

Joe B. Strong, Jr. and Carol C. Strong, Trustees of The Joe B., Jr., and Carol C. Strong Living Trust, Dated the 14th Day of November, 2005	22,000	*	22,000	0	*

Cody and Margaret Ramsey, JTWROS	11,000	*	11,000	0	*

Piper Jaffray as Cust FBO Bruce Kurchack	9,565	*	9,565	0	*

TCMP 3 Partners	27,500	*	27,500	0	*

Jock Patton	22,000	*	22,000	0	*

McMurry Inc.	22,000	*	22,000	0	*

Jerry A. Kleven	85,750	1.3%	85,750	0	*

POM Holding Co., Inc.	22,000	*	22,000	0	*

Lamb Chevrolet, Inc. 401K Profit Sharing Plan	33,000	*	33,000	0	*

Ronald R. Hutter	11,000	*	11,000	0	*

Tradewinds Consulting Defined Benefit PP	22,000	*	22,000	0	*

Charles L. Farguson	11,000	*	11,000	0	*

Charles Walden	33,000	*	33,000	0	*

Double D and Associates, LLC	230,380	3.6%	230,380	0	*

Meadowbrook Opportunity Fund LLC	55,000	*	55,000	0	*

Iroquois Master Fund Ltd.	48,400	*	48,400	0	*

George L. Ball	9,570	*	9,570	0	*

Thomas Brady & Daniel Brady TTEE E.P. Brady Inc, Profit Sharing Plan & Trust	9,570	*	9,570	0	*

James W. Christmas	19,140	*	19,140	0	*

Bobby Smith Cohn	9,570	*	9,570	0	*

Morton A. Cohn	19,140	*	19,140	0	*

Anne Lindsay Cohn Holstead	9,570	*	9,570	0	*

Courtney Cohn Hopson Separate Account	9,570	*	9,570	0	*

	Common Stock		Shares of	Common Stock
	Beneficially Owned Before		Common Stock	Beneficially Owned After
	the Offering(1)		Being Registered	Completion of Offering(1)
	Number of		for Resale in this	Number of
Name	Shares	Percentage	Offering(2)	Shares	Percentage
Elizabeth Kirby Cohn McCool Separate Property	9,570	*	9,570	0	*

Max M. Dillard	19,140	*	19,140	0	*

Luke J. Drury TTEE Luke J. Drury Non-Exempt Trust	9,570	*	9,570	0	*

Mark Drury TTEE FBO Mark J. Drury Non-Exempt Trust	9,570	*	9,570	0	*

Matthew Drury TTEE FBO Matthew J. Drury Non-Exempt Trust	9,570	*	9,570	0	*

Franklin C. Fisher, Jr.	19,140	*	19,140	0	*

Steve Harter	9,570	*	9,570	0	*

Wolf Canyon, Ltd. — Special	9,570	*	9,570	0	*

Keenan Limited Partnership / Special	9,570	*	9,570	0	*

Bank of Texas, N.A. Collateral Account FBO Roger P. Lindstedt	9,570	*	9,570	0	*

IRA FBO Jodi F. Malanga Pershing LLC as Custodian	4,730	*	4,730	0	*

Ben T. Morris	9,570	*	9,570	0	*

John M. O’Quinn	38,280	*	38,280	0	*

Don Sanders and Tanya Drury TTEES FBO Tanya Jo Drury Trust	9,570	*	9,570	0	*

IRA FBO: Katherine U. Sanders/Pershing LLC as Custodian	19,140	*	19,140	0	*

IRA FBO Don A. Sanders Pershing LLC as Custodian	28,600	*	28,600	0	*

Sanders Opportunity Fund (Institutional) L.P.	87,334	1.4%	87,334	0	*

Sanders Opportunity Fund, L.P.	27,578	*	27,578	0	*

Bruce Slovin	19,140	*	19,140	0	*

Tanglewood Family Limited Partnership	9,570	*	9,570	0	*

David Towery	9,570	*	9,570	0	*

Don Weir and Julie Ellen Weir Ten In Com	4,730	*	4,730	0	*

	Common Stock		Shares of	Common Stock
	Beneficially Owned Before		Common Stock	Beneficially Owned After
	the Offering(1)		Being Registered	Completion of Offering(1)
	Number of		for Resale in this	Number of
Name	Shares	Percentage	Offering(2)	Shares	Percentage
Donald V. Weir TTEE Sanders 1998 Children’s Trust DTD 12/01/97	28,600	*	28,600	0	*

J-All Partnership	19,140	*	19,140	0	*

Miller Capital Markets, LLC	68,450	*	51,544	0	*

Taglich Brothers, Inc.	6,580	*	9,400	0	*

Sanders Morris Harris	32,870	*	46,956	0	*

*	Less than 1%

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him or her, subject to applicable community property law. Each person’s beneficial ownership includes any warrants that he or she may exercise as of October 7, 2006.

(2)	Shares being registered represent shares approved, but not issued, which will be issued upon exercise of the warrants held by the stockholders. We have no assurance that the selling stockholders will exercise their warrants or sell any of the securities being registered hereby.
Material Relationships with the Selling Stockholders
     We have an agreement with Miller Capital Markets, LLC (“Miller”), under which Miller serves as our investment banker with regard to private placement and merger or acquisition transactions. Under this agreement, Miller served as the lead placement agent in connection with our April 2006 private offering of 1,079,000 shares of common stock. Miller received a cash fee of $393,590, reimbursement of expenses of $57,506 and a warrant to purchase 51,544 shares of our common stock as consideration for its services. Sanders Morris Harris (“Sanders”) and Taglich Bros., Inc. (“Taglich”) served with Miller as co-selling placement agents in connection with the private offering. Sanders received a cash fee of $189,000 and a warrant to purchase 46,956 shares of our common stock for its services. Taglich received a cash fee of $37,835 and a warrant to purchase 9,400 shares of our common stock for its services. The warrants issued to Miller, Sanders and Taglich have an exercise price of $7.10 per share and may be exercised at any time on or between October 7, 2006 and 5 p.m. Mountain Standard Time on October 7, 2011.
     In addition, we have an agreement with Miller’s affiliate, Miller Capital Corporation (“MCC”), under which MCC provides the Company with consulting services relating to: funding issues and requirements; financial structure and markets; potential mergers, acquisitions and other transactions. Furthermore, MCC provides investor relations services and performs various other related services. MCC received a $25,000 fee for services performed in connection with the private offering, including the preparation of a due diligence report. MCC currently owns 382,710 shares of our common stock and options to purchase an additional 20,000 shares of our common stock.
PLAN OF DISTRIBUTION
     The common stock may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:
(a)	a block trade in which a selling stockholder will engage a broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of such exchange; and

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the re-sales.
     In connection with distributions of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.
     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
     Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling stockholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.
     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholders.
     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling stockholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling stockholders.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby has been passed upon for us by our counsel, Squire, Sanders & Dempsey L.L.P., 40 North Central Avenue, Suite 2700, Phoenix, Arizona.
EXPERTS
     The consolidated financial statements of Global Entertainment Corporation and subsidiaries for each of the years in the two-year period ended May 31, 2005, have been incorporated by reference herein in reliance upon the reports of Semple & Cooper, LLP, independent accountants, incorporated by reference herein, and upon the authority of those firms as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY
     Global Entertainment Corporation’s Articles of Incorporation provide for indemnification of its directors, officers and agents under various circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Global pursuant to the foregoing provision, Global has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

GLOBAL ENTERTAINMENT CORPORATION
1,294,800 Shares of Common Stock

PROSPECTUS

April 28, 2006

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth all expenses payable by us in connection with the offering of the common stock being registered, other than discounts and commissions, if any. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee. The selling stockholders will not share any portion of these expenses.

SEC Registration Fee	$1,011

Legal Fees and Expenses	30,000

Accounting Fees and Expenses	20,000

Miscellaneous	10,000

Total	$61,011

Item 15. Indemnification of Directors and Officers.
     Pursuant to Global’s Articles of Incorporation, to the extent permitted by Nevada law, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for any breach of fiduciary duty as a director or officer. Global’s Bylaws further provide that the corporation may, to the maximum extent and manner permitted by the Nevada law, indemnify any director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the Corporation), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful; except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court considers proper.
     To the extent that a director, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. Any other indemnification shall be made by the corporation as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct, which determination shall be made either (1) by the Board of Directors by a majority vote of a quorum of directors not parties to the action, suit or proceeding, or (2) by the shareholders by a majority vote of a quorum of shareholders at any meeting duly called for such purpose. Expenses (including expenses ultimately expected to be reimbursed to the director or officer through insurance) incurred in defending a civil or criminal action, suit or proceeding as contemplated herein, in the case of any director and any officer, and may, in the case of any employee or agent, be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount advanced if it is ultimately determined that he is not entitled to be indemnified by the corporation.
     The indemnification and advancement of expenses authorized by the Bylaws permit the corporation to indemnify, to the fullest extent permitted by the laws of the State of Nevada, any and all persons whom it shall have power to indemnify under such laws from and against any and all of the expenses, disabilities or other matters referred to in or covered by such laws. Nevada law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

     The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status in any such capacity, whether or not the corporation would have the power to indemnify him or her against the liability under the provisions of the Bylaws or the laws of the State of Nevada.
Item 16. Exhibits.
The following exhibits are filed herewith or incorporated by reference:

Exhibit	Description of Exhibit
No.
5.1	Opinion of Squire, Sanders & Dempsey L.L.P. (*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

23.2	Consent of Semple & Cooper, LLC (*)

24.1	Power of Attorney (see signature page in Part II of Registration Statement)

*	Filed herewith.
Item 17. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the Registrant is relying on Rule 430B under the Securities Act:
(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of this registration statement in reliance on Rule 430B under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 28, 2006.

GLOBAL ENTERTAINMENT CORPORATION

By: Name:	/s/ J. Craig Johnson J. Craig Johnson
Title:	Executive Vice President & Chief Financial Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Kozuback and J. Craig Johnson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-3 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments to the registration statement and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Kozuback	Director, President & Chief Executive Officer
Richard Kozuback		April 28, 2006

/s/ J. Craig Johnson	Executive Vice President, Chief Financial Officer & Treasurer
J. Craig Johnson		April 28, 2006

/s/ W. James Treliving
W. James Treliving	Chairman of the Board of Directors	April 28, 2006

/s/ Bradford J. Treliving	Executive Vice President & Secretary
Bradford J. Treliving		April 28, 2006

/s/ George Melville
George Melville	Director	April 28, 2006

/s/ Terry S. Jacobs
Terry S. Jacobs	Director	April 28, 2006

/s/ Donald Head
Donald Head	Director	April 28, 2006

/s/ Mark Schwartz
Mark Schwartz	Director	April 28, 2006

Signature	Title	Date

/s/ Michael L. Hartzmark
Michael L. Hartzmark	Director	April 28, 2006

/s/ Michael L. Bowlin
Michael L. Bowlin	Director	April 28, 2006

/s/ Stephen A. McConnell
Stephen A. McConnell	Director	April 28, 2006

EXHIBIT INDEX

Exhibit	Description of Exhibit
No.
5.1	Opinion of Squire, Sanders & Dempsey L.L.P. (*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

23.2	Consent of Semple & Cooper, L.L.P (*)

24.1	Power of Attorney (see signature page in Part II of Registration Statement)

*	Filed herewith.